SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


FILED  BY  REGISTRANT     [X]
FILED  BY  A  PARTY  OTHER  THAN  THE  REGISTRANT     [  ]
CHECK  THE  APPROPRIATE  BOX:
     [  ]     PRELIMINARY  PROXY  STATEMENT
     [  ]     CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
              14A-B(E)(2))
     [X]     DEFINITIVE  PROXY  STATEMENT
     [  ]     DEFINITIVE  ADDITIONAL  MATERIALS
     [  ]     SOLICITING  MATERIAL  PURSUANT  TO  240.14A-11(C)  OR  240.14A-12

                                 PIZZA INN, INC.
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT  OF  FILING  FEE  (CHECK  THE  APPROPRIATE  BOX):
[X]     NO  FEE  REQUIRED.

[ ]     FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11.
     1)  TITLE  OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
     2)  AGGREGATE  NUMBER  OF  SECURITIES  TO  WHICH  TRANSACTION  APPLIES:
     3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FOR THE AMOUNT ON WHICH
         THE FILING FEE IS CALCULATED AND  STATE  HOW  IT  WAS  DETERMINED):
     4)  PROPOSED  MAXIMUM  AGGREGATE  VALUE  OF  TRANSACTION:
     5)  TOTAL  FEE  PAID:

[  ]     FEE  PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.
[  ]     CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE
         ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

         1)  AMOUNT PREVIOUSLY PAID:
         2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO:
         3)  FILING  PARTY:
         4)  DATE  FILED:

                                 PIZZA INN, INC.
                             3551  PLANO  PARKWAY
                         THE  COLONY,  TEXAS  75056
                              (469)  384-5000

                NOTICE  OF  ANNUAL  MEETING  OF  SHAREHOLDERS

                      TO  BE  HELD  DECEMBER  18,  2002

To  our  Shareholders:

     The Annual Meeting of Shareholders of Pizza Inn, Inc. (the "Company") will be held at the Company's corporate offices, 3551 Plano Parkway, The Colony, Texas 75056, on Wednesday, December 18, 2002, at 10:00 a.m., Dallas time, for the following purposes:

1.     To  elect  four  Class  I  directors;  and

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on October 19, 2002 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

                                   By  Order  of  the  Board  of  Directors,



                                   Rod  J.  McDonald
                                   Secretary

November  5,  2002

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY, AND MAIL IT IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. THE ENCLOSED PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.



                             YOUR VOTE IS IMPORTANT.

                                 PIZZA INN, INC.
                              3551  PLANO  PARKWAY
                           THE  COLONY,  TEXAS  75056
                                (469)  384-5000

                           PROXY  STATEMENT  FOR  THE
                        ANNUAL  MEETING  OF  SHAREHOLDERS

                      TO  BE  HELD  DECEMBER  18,  2002

     The Board of Directors of Pizza Inn, Inc., a Missouri corporation (the "Company"), is soliciting proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's corporate offices, 3551 Plano Parkway, The Colony, Texas 75056, on Wednesday, December 18, 2002, 10:00 a.m., Dallas time, and at any adjournments thereof. This Proxy Statement and the enclosed form of proxy were first mailed to the Company's shareholders on or about November 5, 2002.

     If the proxy is signed and returned before the Annual Meeting, it will be voted in accordance with the directions on the proxy. A proxy may be revoked at any time before it is voted by execution of a subsequent proxy, by signed written notice to Pizza Inn, Inc., c/o American Stock Transfer, 59 Maiden Lane, New York, NY 10007, or by voting in person at the Annual Meeting.

                           OUTSTANDING  CAPITAL  STOCK

     The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting is October 19, 2002. At the close of business on that date, there were outstanding 10,058,324 shares of Common Stock, $.01 par value ("Common Stock"). No other class of securities of the Company is entitled to notice of, or to vote at, the Annual Meeting.

                      ACTION  TO  BE  TAKEN  AT  THE  MEETING

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted:

1. FOR the election of the four Class I director nominees named herein, to serve for a term of two years each or until their respective successors are elected and qualified; and

2. In the discretion of the proxy holders, as to the transaction of such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors is not presently aware of any other business to be brought before the Annual Meeting.









                                QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In deciding all questions, a holder of Common Stock (a "Shareholder") is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Cumulative voting for the election of directors is not permitted. Thus, a Shareholder is not entitled to cumulate his votes and cast them all for any single nominee or to spread his votes, so cumulated, among more than one nominee. Directors must be elected by a plurality of the votes cast. To be elected as a director, a candidate must be one of the four candidates who receive the most votes out of all votes cast at the Annual Meeting.

     A Shareholder who is present, in person or by proxy, and who withholds his vote in the election of directors, will be counted for purposes of determining whether a quorum exists, but the withholding of his vote will not affect the election of directors. A Shareholder who is present, in person or by proxy, and who abstains from voting on other proposals, will be counted for purposes of a quorum, and the abstention will have the same effect as a vote against the proposals. Broker non-votes will be considered shares present and counted for purposes of determining whether a quorum exists if voting instructions are given as to at least one of the matters to be voted on; however, the presence of such shares will have no effect on the outcome of the vote. If a quorum is not present, in person or by proxy, the meeting may adjourn from time to time until a quorum is obtained.

     The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, FOR the election of the nominees as directors. The proxy holders will not cumulate votes. If any other matters properly come before the meeting, the enclosed proxy will be voted by the proxy holders in accordance with their best judgment. The Board believes that all the nominees will be available to serve as directors. If any nominee is unable to serve, the Board may decide to do one of two things. The Board may recommend a substitute nominee, or the Board may fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.


                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation and By-Laws provide that the Board of Directors shall be divided into two Classes. The terms of the four Class I directors expire at the Annual Meeting. The Board has nominated for election at the Annual Meeting all of the incumbent Class I directors. Each nominated director will serve for a term of two years. Each nominee of the Board has expressed his intention to serve the entire term for which election is sought. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOUR NOMINEE DIRECTORS.

The following table lists the names and ages, as of October 1, 2002, of the four nominee directors, the three directors whose terms of office will continue after the Annual Meeting, the class to which each director has been or will be elected, the year in which each director was first elected, and the annual meeting (assuming that it is held in December) at which the term of each director will expire.



                                                 Director     Term
         Nominee  Directors     Age     Class     Since     Expires
         ------------------     ---     -----     -----     -------
           Bobby L. Clairday     59        I       1990        2002
           Ronald W. Parker      52        I       1993        2002
           Ramon D. Phillips     69        I       1990        2002
           Butler E. Powell      63        I       1998        2002


        Continuing  Directors
        ---------------------
          Steve A. Ungerman     58        II       1990        2003
          F. Jay Taylor         79        II       1994        2003
          B. Keith Clark        39        II       2002        2003

                               EXECUTIVE OFFICERS

     The following table sets forth certain information, as of October 1, 2002, regarding the Company's executive officers:
                                                                       Executive
                                                                         Officer
       Name            Age   Position                                      Since
       ----            ---   --------                                      -----
Ronald W. Parker        52   President and Chief Executive Officer          1992

B.  Keith  Clark        39   Senior Vice President and General Counsel      1997

Ward T. Olgreen         43   Senior Vice President of Concept Development   1995

Shawn  M. Preator       33   Vice President of Finance, Treasurer, and
                             Assistant Secretary                            1999

Barry L. Hill           41   Vice President of Training                     2002

Brian L. Waters         51   Vice President of Purchasing - Norco Division  2000

Michael L. Iglesias     41   Vice President of Franchise Development        2001

James D. Shoemake       35   Vice President of Franchise Services           2002

Susan  A. Milliman      37   Vice President of Recruiting and
                             Employee Services                              2001

            BIOGRAPHIES OF NOMINEE DIRECTORS AND CONTINUING DIRECTORS

     Bobby L. Clairday is an Area Developer of Pizza Inn restaurants and he is President, a Director and sole shareholder of Clairday Food Services, Inc., a Pizza Inn franchisee operating Pizza Inn restaurants in Arkansas. Mr. Clairday is also sole shareholder of Advance Food Services, Inc., a franchisee operating Pizza Inn restaurants in Arkansas. From 1990 until his election as a Director of the Company in January 1993, Mr. Clairday was an ex-officio member of the Board of Directors, serving as a representative of our franchisees. He has served as the President of the Pizza Inn Franchisee Association and as a member of various committees and associations affiliated with the Pizza Inn restaurant system. Mr. Clairday has been a franchisee of the Company for over twenty years and a member of the Board for over nine years.


     Steve A. Ungerman is a practicing attorney in Dallas, Texas. From January 1, 1998 through December 31, 2000 he was Of Counsel to the law firm of Boswell & Kober, P.C. From August 1997 to December 1997, he was employed by MedSynergies, Inc., a physician practice management company, in the capacity of Special Projects. From September 1996 to August 1997, he was President of MedSynergies, Inc. From September 1996 to December 1997, he was Of Counsel to the law firm of Ungerman, Sweet & Brousseau. Prior to September 1996, he practiced law as a shareholder of Ungerman & Ungerman, P.C. and its predecessors for 28 years in the areas of business matters, commercial finance and mediation. Mr. Ungerman received his Juris Doctor degree from Southern Methodist University. He was elected a Director and Chairman of the Board of Directors of the Company in September 1990.

     Ronald W. Parker was appointed President, and Chief Executive Officer of the Company in August 2002. Mr. Parker joined the Company in October 1992 and was elected Executive Vice President, Chief Operating Officer, and a Director in January 1993. He was appointed President in July 2000. From October 1989 to September 1992, he was Executive Vice President and General Manager of the Bonanza restaurant division of Metromedia Steakhouses, Inc. and its predecessor Metsa, Inc. From 1983 to 1989, Mr. Parker served in several executive positions for USACafes, the franchisor of the Bonanza restaurant chain. From 1974 to 1983, Mr. Parker served in several executive positions with Chart House, Inc., a restaurant company with more than 600 units of various brands. He previously worked with a national accounting firm from 1972 to 1974. Mr. Parker also currently serves on the Board of Directors of the Cotton Bowl Athletic Association, the Mississippi State University Foundation, and the Mississippi State University Bulldog Club, Inc. Foundation. Mr Parker was previously on the Board of Directors of the Mississippi State University Alumni Association.

     Ramon D. Phillips is the former Chairman of the Board, President and Chief Executive Officer of Hallmark Financial Services, Inc., a financial services company. He served as Chairman, President, and Chief Executive Officer of Hallmark from 1989 through 2000, and as Chairman through August 2001. Prior to Hallmark, Mr. Phillips had over fifteen years experience in the franchise restaurant industry, serving in an executive position with Kentucky Fried Chicken (1969-1974) and Pizza Inn, Inc. (1974-1989). He was elected a Director of the Company in 1990.

     Butler E. Powell is Vice President of Business Banking with Hibernia National Bank in Metairie, Louisiana. He has served in various capacities with the bank and its predecessors since 1983. He graduated from Loyola University in New Orleans with BBA and MBA degrees and spent 3 years with the national accounting firm Ernst and Ernst before entering the banking industry. Mr. Powell was former President and a Director of the New Orleans Athletic Club and served on the Foundation Board of East Jefferson Hospital. He was elected a Director of the Company in January 1998.

     F. Jay Taylor is an arbitrator in Ruston, Louisiana who is affiliated with the American Arbitration Association and the Federal Mediation and Conciliation Service. He formerly served as a Director of USACafes, Earth Resources, and Mid South Railroad. He was elected a director of First Guaranty Bank in 2001. Dr. Taylor, who received his Ph.D. from Tulane University, served as President of Louisiana Tech University from 1962 to 1987 and currently serves as its President Emeritus. Mr. Taylor was elected a Director of the Company in 1994.

     B. Keith Clark was appointed Senior Vice President- Corporate Development in October 2002. He joined the Company in February 1997 and was elected General Counsel and Secretary of the Company in March 1997. From June 1994 through February 1997, he was Assistant General Counsel and Assistant Secretary of
American Eagle Group, Inc., a property and casualty insurance holding company. From January 1990 through May 1994, Mr. Clark was a corporate associate in the Dallas office of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a diversified international law firm. Mr. Clark was appointed a Director of the Company in September 2002. Mr. Clark has been a member of the Board of Directors of the Visiting Nurse Association of Texas since 1999 and currently serves as Vice-Chairman of the Board.






                      BIOGRAPHIES OF NON-DIRECTOR OFFICERS

     Michael L. Iglesias was appointed Vice President of Franchise Development in May 2001. From May 1996 through May 2001, he was Director of Franchise Development for the Company. Prior to joining the Company, Mr. Iglesias was an Area Sales Representative for TCBY Systems, Inc.

     Ward T. Olgreen was appointed Senior Vice President of Concept Development in July 2000. He was appointed Vice President of Concept Development in February 1999. He joined the Company in September 1991 and served in a variety of operational positions until his appointment in January 1995 as Vice President of International Operations and Brand R& D. Mr. Olgreen was a Branch Manager for GCS Service, Inc., a restaurant equipment service provider, from June 1986 through July 1991.

     Shawn M. Preator was appointed Chief Financial Officer and Vice President of Distribution in October 2002. He was elected Vice President in June 2000.
He was elected Controller, Treasurer, and Assistant Secretary in April 1999. Mr. Preator had been Assistant Controller for the Company since July 1998. Prior to joining the Company, Mr. Preator was a Senior Financial Analyst at LSG/Sky Chefs, an international airline caterer, from September 1996 to July 1998. Prior to September 1996, Mr. Preator worked for the accounting firm Ernst & Young LLP in its audit department.

     Brian L. Waters was appointed Vice President of Purchasing - Norco Division in September 2000. He joined the Company in August 1996 as Director of Purchasing. Prior to joining the Company, Mr. Waters was Senior Purchasing Manager for Fast Food Merchandisers from 1993 to 1996.

     Susan A. Milliman was appointed Vice President of Recruiting and Employee Services in July 2001. Ms. Milliman had been Director of Human Resources for the Company since 1996. Prior to joining the Company, Ms. Milliman was a Human Resources Generalist for Claim Services Resource Group.

     Barry L. Hill was appointed Vice President of Training in May 2002. Mr. Hill had been Director of Field Training and New Store Opening for the Company since 1999. He joined the Company in 1998 as Training Manager. Prior to joining the Company, Mr. Hill was Director of Training for Whataburger for 15 years.

     James D. Shoemake was appointed Vice President of Franchise Services in May 2002. Mr. Shoemake had been Division Vice President of Traditional Operations since 2000. He joined the Company in 1997 as a Franchise Operations Consultant. Prior to joining the Company, Mr. Shoemake was an International Business Consultant for European and Asian Markets for Brice Group, Inc.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information, as of October 1, 2002, with respect to the beneficial ownership of Common Stock by: (a) each person known to be a beneficial owner of more than five percent of the outstanding Common Stock; (b) each director, nominee director, and executive officer named in the section entitled "Summary Compensation Table"; and (c) all directors and executive officers as a group (14 persons). Except as otherwise indicated, each of the persons named in the table below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person. Information as to the beneficial ownership of Common Stock by directors and executive officers of the Company has been furnished by the respective directors and executive officers.


            Name                        Shares                          Percent
       and Address of                 Beneficially                      of Class
                                                                        --------
    5% Beneficial Owner                   Owned
     -------------------                  -----

C.  Jeffrey  Rogers  (a)
5529  St.  Andrews  Ct
Plano, Texas 75093                       3,650,790                       34.60%

Wells  Fargo  &  Company  (a)(b)
420  Montgomery  Street
San  Francisco,  CA  94104               2,908,239                       28.90%

Ronald  W.  Parker  (c)
3551  Plano  Parkway
The Colony, TX 75056                     1,266,985                       12.01%


Steve  A.  Ungerman  (c)(d)                 37,349               Less  than  1%
Butler  E.  Powell  (c)                     23,000               Less  than  1%
Bobby  L.  Clairday  (e)                    52,072               Less  than  1%
Ramon D. Phillips (c)(f)                    60,543               Less  than  1%
F.  Jay  Taylor  (c)                        20,000               Less  than  1%
B.  Keith  Clark  (c)(g)                   145,209                        1.43%
Ward  T.  Olgreen  (c)                     136,597                        1.35%
Shawn  M.  Preator  (c)                     51,693               Less  than  1%

All  Directors  and
Executive  Officers  as  a
Group  (h)                               1,868,714                       18.58%

(a) Voting rights for 2,905,000 shares directly held by Mr. Rogers are held by Wells Fargo & Company pursuant to a Loan Agreement and Pledge Agreement entered into between Mr. Rogers and Wells Fargo Bank (Texas), N.A., an indirect wholly owned subsidiary of Wells Fargo & Company, on June 2, 1997. See the description of the Loan Agreement and Pledge Agreement below for additional information. Shares beneficially owned include 492,500 vested options and options vesting within 60 days of October 1, 2002.

(b) Voting rights for 3,239 shares are held in customer or fiduciary accounts in the ordinary course of business by Wells Fargo Bank Minnesota, N.A., an indirect wholly owned subsidiary of Wells Fargo & Company.

(c) Includes vested options and options vesting within 60 days of October 1, 2002 under the Company's stock option plans, as follows: 492,500 shares for Mr. Parker; 22,650 shares for Mr. Phillips; 12,500 shares for Mr. Powell; 10,000 shares for Mr. Taylor; 6,783 shares for Mr. Ungerman; 106,500 shares for Mr. Clark; 76,500 shares for Mr. Olgreen; and 44,500 shares for Mr. Preator.

(d) Includes 12,283 shares for which Mr. Ungerman shares voting and investment power with his wife.

(e) Mr. Clairday shares voting and investment power for 18,200 shares with his wife.

(f) Mr. Phillips shares voting and investment power for 5,333 shares with the other shareholders of Wholesale Software International, Inc.

(g)     Includes  4,000  shares  held  by  K&A  Clark  Family  Partnership, L.P.

(h) Excludes vested options, options vesting within 60 days of October 1, 2002, and shares owned by Mr. Rogers who was a Director and an executive officer until August 21, 2002.

     The Company has been advised that Mr. Rogers has pledged 2,905,000 shares (approximately 28.8% of the issued and outstanding shares of common stock) to Wells Fargo Bank (Texas), N.A., an indirect wholly owned subsidiary of Wells Fargo & Company ("Wells Fargo Bank"), pursuant to a Pledge Agreement dated June 2, 1997, as amended, executed by Mr. Rogers in favor of Wells Fargo Bank. The pledge secures a $9,500,000 loan made by Wells Fargo Bank to Mr. Rogers. The Company is further advised that the loan is currently in default. On September 30, 2002 Wells Fargo Bank notified the Company of its determination to exercise its right to control voting rights with respect to the shares. On October 2, 2002, Wells Fargo Bank notified the Company of its determination to exercise its rights to control the disposition of the shares pursuant to a notification of disposition of collateral under Article 9 of the Uniform Commercial Code.


                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The  Board consists of seven authorized directors as described in "Proposal
One:  Election  of  Directors"  on  page  2.

     The Board has established Audit, Compensation, Executive, Finance, and Stock Award Plan Committees. The Company does not have a Nominating Committee. The Audit Committee selects independent auditors and reviews audit results. The Compensation Committee reviews and approves remuneration for officers of the Company. The Finance Committee reviews and oversees the Company's capital structure and operating results. The Executive Committee considers business as directed by the Chairman of the Board. The Stock Award Plan Committee administers the 1993 Stock Award Plan and the 1993 Outside Directors Stock Award Plan.

     As of October 1, 2002, Messrs. Phillips, Powell, Taylor, and Ungerman serve on the Audit Committee; Messrs. Powell, Taylor, and Ungerman serve on the Compensation Committee; Messrs. Powell, Ungerman, and Clairday serve on the Stock Award Plan Committee; Messrs. Phillips, Parker, and Ungerman serve on the Executive Committee; and Messrs. Parker, Phillips, Powell, and Taylor serve on the Finance Committee.

     During fiscal year 2002, the Board of Directors held four meetings. The Audit Committee met two times, the Compensation Committee met once, the Executive Committee met ten times, and the Finance Committee met three times. In addition, the Board of Directors and the Compensation and Stock Award Plan Committees took several actions by unanimous written consent in lieu of meetings. Each of the directors attended at least three-fourths of the total number of meetings held by the Board and the committees on which he served.

                         COMPENSATION  OF  DIRECTORS

     A director who is an employee of the Company is not compensated for service as a member of the Board of Directors or any Committee of the Board. Outside directors receive an annual fee of $17,000 plus meeting fees equal to $1,000 per Board meeting and $250 per Committee meeting attended. The Chairman of the Board receives an additional $6,000 annual fee for serving in that capacity. Directors are also reimbursed for Board related expenses.

     Under the 1993 Outside Directors Stock Award Plan each elected outside director is eligible to receive, as of the first day of the Company's fiscal year, options for Common Stock equal to twice the number of shares of Common Stock purchased during the preceding fiscal year or purchases by exercise of previously granted options during the first ten days of the current fiscal year. On the first day of the first fiscal year immediately following the day on which an outside director first becomes eligible to participate in this plan, that outside director shall receive an option to acquire one share of Common Stock for each share of Common Stock owned by such director on this first day of the fiscal year. No outside director shall be entitled to options for more than 20,000 shares per fiscal year. Stock options granted under the plan have an exercise price equal to the market price of the Common Stock on the date of grant and are first exercisable one year after grant.

     Since the beginning of fiscal year 2002, stock options were granted to outside directors pursuant to such plan as follows: on June 25, 2001 options for 4,000 shares were granted to Mr. Powell at an exercise price of $2.12 per share.



                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board is responsible for providing independent objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of four independent directors and acts under a written charter adopted and approved by the Board of Directors on May 23, 2000. Each of the members of the Audit Committee is independent as defined by the National Association of Securities Dealters' listing standards. A copy of the Audit Committee Charter has been previously filed. The Audit Committee is currently reviewing and revising its charter in light of the Sarbanes-Oxley Act of 2002 and other recent developments. The Board expects to adopt a revised Audit Committee charter in the near future.

     The responsibilities of the Audit Committee include reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting, and financial reporting processes generally. Consistent with this function, the Audit Committee encourages continuous improvement of, and adherence to, the Company's policies, procedures, and practices at all levels. The Audit
Committee's  primary  duties  and  responsibilities  are  to:

- serve as an independent and objective party to monitor the Company's financial reporting process and internal control system,

- review and appraise the audit efforts of the Company's independent accountants, and

- provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

     The Audit Committee reviewed and discussed the Company's audited financial statements with management. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Company's independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. Based on the discussions with the independent accountants concerning the audit, the financial statement review, and other such matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the June 30, 2002 financial statements be included in the Company's 2002 Annual Report on Form 10-K.

     In accordance with the rules of the Securities and Exchange Commission, the foregoing information, which is required by paragraphs (a) and (b) of Regulation S-K Item 306, shall not be deemed to be "soliciting material", or to be "filed" with Commission or subject to the Commission's Regulation 14A, other than as provided in that Item, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                        SUBMITTED BY THE AUDIT COMMITTEE
                       OF THE COMPANY'S BOARD OF DIRECTORS

                       Dr.  F.  Jay  Taylor,  Chairman
                       Ramon  D.  Phillips
                       Steve  Ungerman
                       Butler  Powell

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the annual compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the fiscal years ended June 30, 2002, June 24, 2001, and June 25, 2000 (designated as years 2002, 2001, and 2000).



                        Annual Compensation                                                     Long-Term
                        -------------------                                                   Compensation
                                                                                                    Awards
                                                                                          -----------------
                                                                                             Securities Under-
        Name                                                                Other Annual         lying Options
(and Principal Position)              Year        Salary ($)    Bonus ($) Compensation ($) (a)   (# of shares)
------------------------  -----------------  ---------------  ----------  ---------------------  -------------
C. Jeffrey Rogers. . . .               2002  $       663,523  $  361,000  $             242,702              0
(Chief Executive . . . .               2001  $       619,424  $  475,000  $             263,233         62,500
Officer) . . . . . . . .               2000  $       590,144  $  550,000  $             262,882              0


Ronald W. Parker . . . .               2002  $       507,885  $  277,300  $             265,835              0
(President). . . . . . .               2001  $       473,892  $  275,000  $             203,945         62,500
                                       2000  $       445,379  $  262,500  $             210,584              0


B. Keith Clark (Senior .               2002  $       161,884  $   22,500  $                   0              0
Vice President and . . .               2001  $       148,538  $   22,000  $                   0         40,000
General Counsel) . . . .               2000  $       129,615  $   17,000  $                   0          5,000

Ward T. Olgreen. . . . .               2002  $       147,596  $   24,250  $                   0              0
(Senior Vice President .               2001  $       134,615  $   17,250  $                   0         37,500
of Concept . . . . . . .               2000  $       119,250  $    8,000  $                   0          2,500
Development)

Shawn M. Preator . . . .               2002  $       107,923  $    7,500  $                   0              0
(Vice President of . . .               2001  $        92,737  $   22,500  $                   0         36,000
Finance and Treasurer) .               2000  $        75,153  $    5,000  $                   0          5,000


(a) Mr. Rogers was a Director and the Company's Chief Executive Officer until August 21, 2002. See "Severance Agreement".

(b) Includes: for Mr. Rogers, life insurance benefits (which includes the payment of related taxes) of $86,489 in 2002, 2001, and 2000, supplemental retirement benefits (which includes the payment of related taxes) of $43,860 in 2002, 2001, and 2000, and life and disability insurance benefits (which includes the payment of related taxes) of $43,860 in 2002, 2001, and 2000; for Mr. Parker, life insurance benefits (which includes the payment of related taxes) of $77,546 in 2002 and 2001, and $74,037 in 2000, supplemental retirement benefits (which includes the payment of related taxes) of $43,860 in 2002, 2001, and 2000, and life and disability insurance benefits (which includes the payment of related taxes) of $43,860 in 2002, 2001, and 2000.

              AGGREGATED  OPTION  EXERCISES  IN  LAST  FISCAL  YEAR
                      AND  FISCAL  YEAR-END  OPTION  VALUES

     The following table sets forth information regarding stock options exercised during fiscal year 2002 and unexercised stock options held at the end of fiscal year 2002 by the Chief Executive Officer and the other four most highly compensated executive officers of the Company. The closing bid price for the Company's Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System, was $1.28 on June 28, 2002, the last trading day of the Company's fiscal year.




                                                                       Value  of
                                               Number  of            Unexercised
                                               Unexercised          In-the-Money
                                               Options  at           Options  at
                     Shares                    Fiscal  Year  End    Fiscal  Year
                 Acquired on    Value Realized Exercisable/    End (Exercisable/
Name            Exercise  (#)        ($)       Unexercisable)(#)  Unexercisable)
--------       -------------    -------------- ----------------  ---------------
C. Jeffrey Rogers (a)    --             --          492,500  (e)       $     -0-
                                                        -0-  (u)       $     -0-

Ronald  W.  Parker       --             --          492,500  (e)       $     -0-
                                                        -0-  (u)       $     -0-

B.  Keith  Clark         --             --          106,500  (e)       $     -0-
                                                        -0-  (u)       $     -0-

Ward  T.  Olgreen        --             --           76,500  (e)       $     -0-
                                                        -0-  (u)       $     -0-

Shawn  M.  Preator       --             --           44,500  (e)       $     -0-
                                                        -0-  (u)       $     -0-

(a) Mr. Rogers was a Director and the Company's Chief Executive Officer until August 21, 2002. See "Severance Agreement" below

(e)     Denotes  exercisable  options.
(u)     Denotes  unexercisable  options.


                         OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information regarding stock options granted during fiscal year 2002, pursuant to the Company's 1993 Stock Award Plan, to the Chief Executive Officer and the other four most highly compensated executive officers of the Company.





                                                         Potential Realizable Value at
                                                       Assumed Annual Rates of Stock
                                                       Price Appreciation for Option
Individual Grants                                                   Term
-----------------                                       -----------------------------
                                        % of Total Options
                                            Granted to    Exercise
                              Options      Employees in    Price    Expiration
Name                          Granted       Fiscal Year   ($/Share)     Date     5%   10%
-----------------          --------------  ------------  ---------  ----------  --   ---
C. Jeffrey Rogers                -0-            -              -          -       -    -


Ronald W. Parker                 -0-            -              -          -       -    -


B. Keith Clark                   -0-            -              -          -       -    -


Ward T. Olgreen                  -0-            -              -          -       -    -


Shawn M. Preator                 -0-            -              -          -       -    -





     COMPENSATION  COMMITTEE  AND  STOCK  AWARD  PLAN  COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of three independent, non-employee directors. The Compensation Committee is responsible for establishing the level of compensation of the executive officers of the Company. The Stock Award Plan Committee, which administers the 1993 Stock Award Plan, is also composed of three independent, non-employee directors.

The Compensation Committee, the Stock Award Plan Committee, and the Board expect to amend the charters of the Compensation Committee and the Stock Award Plan Committee to the extent necessary to conform to the Committees' responsibilities to the revised standards of Nasdaq, new rules adopted and to be adopted by the Securities and Exchange Commission, and the provisions of the Sarbanes-Oxley Act of 2002.

     In its administration and periodic review of executive compensation, the Compensation Committee believes in aligning the interests of the executive officers with those of the Company's shareholders. To accomplish this, the Compensation Committee seeks to structure and maintain a compensation program that is directly and materially linked to operating performance and enhancement of shareholder value.

     The Company intends for all compensation paid to its executives to be fully deductible under federal income tax laws. Recently adopted changes to the Internal Revenue Code impose certain limitations on compensation in excess of $1 million per year paid to executives. The Compensation Committee believes that performance based bonuses and stock options granted to its executive officers will continue to be fully deductible.


CHIEF  EXECUTIVE  OFFICER

     The salary and bonus of C. Jeffrey Rogers, Chief Executive Officer of the Company through August 21, 2002, is set forth in his most recent Employment Agreement, effective as of July 1, 1999, as amended on April 20, 2001.

     In reviewing Mr. Rogers' agreement, the Compensation Committee found his base salary and bonus to be in line with compensation packages of chief executive officers at similar companies. The bonus program established in Mr. Rogers' agreement was based on the Company meeting specified targets for new store openings, pre-tax net income growth, sales for the distribution division, the ratio of general and administrative expenses to total revenue, and pre-tax operating cash flow. Termination provisions were found to be industry competitive and in line with historical performance and expected future contributions as well as helping to ensure his continued leadership. See the section entitled "Executive Employment Contracts".

EXECUTIVE  OFFICERS

     Salaries of the executive officers, excluding Mr. Rogers, are reviewed annually and adjusted based on competitive practices, changes in level of responsibilities and, in certain cases, individual performance measured against goals. The Compensation Committee strongly believes that maintaining a competitive salary structure is in the best interest of shareholders. It believes the Company's long-term success in its marketplace is best achieved through recruitment and retention of high caliber executives who are among the most skilled and talented in the industry.

     Bonus targets for the four most highly paid executive officers, other than the Chief Executive Officer, are set annually. Mr. Parker's 2002 bonus was based on individual performance and targets related to the Company's profitability, cash flow and debt repayments. The 2002 bonuses for Mr. Clark, Mr. Olgreen, and Mr. Preator were based on individual performance and targets related to operating profitability of the Company for the fiscal year.

STOCK  OPTIONS

     The Compensation Committee and Stock Award Plan Committee believe that equity ownership motivates officers and employees to provide effective leadership that contributes to the Company's long-term financial success as measured by appreciation in its stock price. The Company established the 1993 Stock Award Plan for the purpose of aligning employee and shareholder interests. Under this plan, stock options are granted from time to time to certain executive officers, as well as other employees, based upon their relative positions and responsibilities, as well as historical and expected contributions to Company growth.

     Submitted  by  the:

           COMPENSATION  COMMITTEE     STOCK  AWARD  PLAN  COMMITTEE

                    F.  Jay  Taylor             Bobby  L.  Clairday
                    Steve  A.  Ungerman         Butler  E.  Powell
                    Butler  E.  Powell          Steve  A.  Ungerman



                         EXECUTIVE EMPLOYMENT CONTRACTS

     C. Jeffrey Rogers and the Company entered into an Employment Agreement, executed October 1, 1999 and effective as of July 1, 1999, and an Amendment to the Employment Agreement executed April 20, 2001, for a term to extend through June 30, 2004. Mr. Rogers' employment agreement terminated upon his resignation from the Company on August 21, 2002. Certain benefits and payments to Mr. Rogers' provided for in the agreement ceased at that time. See the section below entitled "Severance Agreement".

     Ronald W. Parker and the Company entered into an Employment Agreement, executed October 1, 1999 and effective as of July 1, 1999, for a term that currently extends through June 30, 2004. The agreement provides that Mr. Parker's compensation will be determined each year by the Compensation Committee.

B. Keith Clark and Ward T. Olgreen each entered into an Employment Agreement with the Company on October 17, 2001, with each such agreement having a term that currently extends through December 31, 2002. Each of the agreements provides that the executive's compensation will be determined each year by the Compensation Committee.

     Mr. Parker, Mr. Clark, or Mr. Olgreen may terminate their respective agreements at any time within six months after a "change in control" of the Company occurs or within twelve months under certain circumstances after a change in control of the Company occurs. Change in control is defined as: (a) a transfer of substantially all of the assets of the Company to any person, group or entity other than a person, group or entity that is controlled by the executive; (b) the Company is merged with or into another corporation and the stockholders of the Company prior to such merger own less than 50% of the voting stock of the Company or other surviving corporation after the merger; (c) an unapproved change in the majority of the Company's Board of Directors; or (d) a person, entity or group (other than (i) the Company or (ii) an employee benefit plan sponsored by the Company) acquires 50% or more of the voting stock of the Company. If the Company terminates Mr. Parker's employment without cause, or if Mr. Parker terminates his employment upon a "change in control," he will be entitled to a lump sum payment equal to three times (i) his highest annual salary over the last three years plus (ii) the highest bonus and other cash compensation received by Mr. Parker during the last three years. If the Company terminates Mr. Clark's employment without cause, or if Mr. Clark terminates his employment upon a "change of control", he will be entitled to a lump sum payment equal to two times the base amount of his annual compensation, as calculated according to Section 280G of the Internal Revenue Code. If the Company terminates Mr. Olgreen's employment without cause, or if Mr. Olgreen terminates his employment upon a "change of control", he will be entitled to a lump sum payment equal to two times the base amount of his annual compensation, as calculated according to Section 280G of the Internal Revenue Code. Each agreement includes a noncompetition covenant that would apply for a stated number of years after termination of employment. The number of years for the non-competition covenant is three years for Mr. Parker and two years for Mr. Clark and Mr. Olgreen.

                               SEVERANCE AGREEMENT

     On August 21, 2002, Mr. Rogers and the Company entered into a Severance Agreement and Release (the "Severance Agreement") in connection with Mr. Rogers' resignation of this position as a Director and Chief Executive Officer of the Company. Pursuant to the terms of the Severance Agreement, Mr. Rogers agreed, among other things, to (1) generally release the Company from potential claims that he might have against the Company, (2) not disclose the Company's confidential information, and (3) repay a bonus of approximately $120,000 that was paid to him in error. In return, the Company agreed to pay Mr. Rogers approximately $446,000, consisting of accrued vacation, severance pay, life insurance premiums, executive recruiting assistance, and legal fees, plus the amount of any unpaid salary through August 21, 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 6, 1999, the Company loaned C. Jeffrey Rogers, the Company's Chief Executive Officer, approximately $1.95 million to acquire 700,000 shares of the Company's Common Stock through the exercise of vested stock options previously granted to him by the Company. The interest rate on the loan is the same floating interest rate the Company pays on its credit facility with Wells Fargo (Texas), N. A. ("Wells Fargo"). As collateral for the loan, Mr. Rogers granted the Company a second lien on 2,749,000 shares of the Company's Common Stock and certain real property. The Company has agreed to subordinate its loan to an existing personal loan made by Wells Fargo to Mr. Rogers. The Wells Fargo loan is secured by a first lien on the collateral pledged to the Company. The principal amount outstanding at all times during the fiscal year was approximately $1,949,000. In August 2002, the Board, based upon a review of certain financial information provided by Mr. Rogers, determined that the collection of the promissory note is doubtful. The Company recorded the charge in the fourth quarter of fiscal 2002 to fully reserve for the possible nonpayment. The Company intends, to the extent legally permissible, to enforce this obligation under the relevant terms of the promissory note and pledge agreement.

     On October 6, 1999, the Company loaned Ronald W. Parker, the Company's President and Chief Operating Officer, approximately $560,000 to acquire 200,000 shares of the Company's Common Stock through the exercise of vested stock options previously granted to him by the Company. On July 7, 2000, the Company loaned Mr. Parker approximately $302,000 to acquire an additional 200,000 shares of the Company's Common Stock through the exercise of vested stock options previously granted to him by the Company. The interest rate on the loans is the same floating interest rate the Company pays on its credit facility with Wells Fargo. As collateral for the loans, Mr. Parker granted the Company (i) a first lien on 100,000 previously purchased shares of the Company's Common Stock and certain real property, and (ii) a second lien in certain additional real property. After the July 7 loan, the principal amount outstanding was $862,000. On October 30, 2000, Mr. Parker paid the Company approximately $165,000 of the principal amount of the loans, leaving a current principal loan balance at fiscal year end of approximately $696,000.

     The Board of Directors approved each loan, with the specific terms and collateral being approved by the Compensation Committee.

     Bobby L. Clairday is President and sole shareholder of Clairday Food Services, Inc. and is sole shareholder of Advance Food Services, Inc., both of which are franchisees of the Company. Mr. Clairday also holds area development rights in his own name. Mr. Clairday currently operates 12 restaurants in Arkansas, either individually or through the corporations noted above. As franchisees, the two corporations purchase a majority of their food and other supplies from the Company's distribution division. In fiscal year 2002, purchases by these franchisees made up 5.57% of the Company's food and supply sales, and royalties, license fees, and area development fees from Mr. Clairday and such franchisees made up 3.38% of the Company's franchise revenues.

                              INDEPENDENT AUDITORS

     The Audit Committee has selected PricewaterhouseCoopers LLP certified public accountants as the independent auditors of the Company for fiscal year 2003. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement.

     AUDIT FEES. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended June 30, 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for that year were $93,126.

     FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES. During fiscal year 2002, PricewaterhouseCoopers LLP did not bill the Company for any professional services for financial information systems design and implementation.


     ALL OTHER FEES. All other fees billed by PricewaterhouseCoopers LLP for fiscal year 2002 totaled $41,303, including audit-related services of $14,455 and non-audit services of $26,848. Non-audit services generally include fees for cost segregation analysis, tax return preparation, foreign tax analysis and calculation, and review of the Company's Franchise Offering Circular.


     In considering and authorizing these payments to PricewaterhouseCoopers LLP for services unrelated to performance of the audit of the Company's financial statements, the Audit Committee has determined that the cost segregation analysis services, tax return preparation, foreign tax analysis and calculation, and review of the Company's franchise offering circular undertaken by PricewaterhouseCoopers LLP are not inconsistent with its performance of the audit and financial statement review functions and are compatible with maintaining its independence.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative annual total shareholder return (change in share price plus reinvestment of any dividends) on the Company's Common Stock versus two indexes for the past five fiscal years. The graph assumes $100 was invested on the last trading day of the fiscal year ending June 29, 1997. Prior to the first quarter of fiscal year 1998 and subsequent to the second quarter of fiscal year 2001, the Company did not pay cash dividends on its Common Stock during the applicable period. The Dow Jones Equity Market Index is a published broad equity market index. The Dow Jones Entertainment and Leisure Restaurant Index is compiled by Dow Jones and Company, Inc., and is comprised of seven public companies, weighted for the market capitalization of each company, engaged in restaurant or related businesses (CKE Restaurants, Inc., Brinker International, Inc., Cracker Barrel Old Country Store, Inc., Darden Restaurants, Inc., McDonald's Corporation, Tricon Global Restaurants, Inc., and Wendy's International, Inc.).

PIZZA  INN  INC  NEW


                                                            Cumulative Total Return
                                      6/29/1997   6/28/1998  6/27/1999  6/25/2000  6/24/2001  6/30/2002


PIZZA INN, INC.. . . .                   100.00     144.73     101.20     109.20      70.16      41.39
DOW JONES TOTAL MARKET                   100.00     128.24     148.74     168.12     143.54     118.19
DOW JONES RESTAURANTS.                   100.00     128.94     143.66     113.58     116.49     138.17


                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 ("Act") requires the Company's executive officers and directors and the persons who own more than ten percent of the Company's Common Stock to file initial reports of ownership of Common Stock and reports of changes of ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. and to furnish the Company with copies of such reports. The Company believes that, during the preceding fiscal year, all of the Company's executive officers, directors and holders of more than 10% of its Common Stock timely filed all reports required by Section 16(a) of the Act.

                              SHAREHOLDER PROPOSALS

     If a shareholder wishes to present a proposal at the Annual Meeting of Shareholders tentatively scheduled for December 18, 2003, the shareholder must deliver his or her proposal to the Company at its principal executive offices no later than July 8, 2003, in such form as required under rules issued by the Securities and Exchange Commission, in order to have that proposal included in the proxy materials of the Company for such Annual Meeting of Shareholders.

     If a shareholder wishes to present a proposal at the 2003 Annual Meeting of Shareholders, but does not wish to include the proposal in the proxy materials of the Company for such Annual Meeting of Shareholders, the shareholder must notify the Company in writing of his or her intent to make such presentation no later than September 21, 2003 or the Company shall have the right to exercise its discretionary voting authority when such proposal is presented at the Annual Meeting of Shareholders, without including any discussion of that proposal in the proxy materials for the Annual Meeting.

                                  MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing, and mailing the proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers, and employees of the Company by personal interview, telephone or telefax. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses of such solicitation.

     A  COPY  OF  THE  COMPANY'S  ANNUAL REPORT ON FORM 10-K EXCLUDING EXHIBITS,
DATED SEPTEMBER 27, 2002, IS BEING FURNISHED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. COPIES OF SUCH EXHIBITS WILL BE FURNISHED UPON WRITTEN REQUEST AND UPON REIMBURSEMENT OF THE COMPANY'S REASONABLE EXPENSES FOR FURNISHING SUCH EXHIBITS. REQUESTS SHOULD BE ADDRESSED TO PIZZA INN, INC., 3551 PLANO PARKWAY, THE COLONY, TEXAS 75056, ATTENTION: CORPORATE SECRETARY.

     This Proxy, when properly executed, will be voted by the Proxies in the manner designated below. If this Proxy is returned signed but without a clear voting designation, the Proxies will vote FOR Item 1.

                                                         Please mark your
                                                         Votes as indicated
                                                         IN THIS  EXAMPLE.
                                                             [ X ]

THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  FOR  ITEM  1.
Item  1.     ELECTION  OF  CLASS  I  DIRECTORS.
             Nominees: Bobby L. Clairday, Ronald  W.  Parker,
                       Ramon  D.  Phillips,  Butler  E.  Powell
             WITHHELD
     FOR     FOR  ALL     WITHHELD  FOR: (Write that nominee's name in the space
    [  ]       [  ]                       provided  below).



                                   If  you  plan  to  attend  the  Annual
                                   Meeting,  please  mark  the  WILL
                                   ATTEND  block.


                                                       WILL
                                                       ATTEND



                                   Date:           ,  2002

                                   Signature

                                   Signature  if  held  jointly

                                   NOTE:  Please  sign  as  name appears hereon.
                                   Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.



                              FOLD AND DETACH HERE

PROXY

     (1)     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                 PIZZA INN, INC.

                               3551 PLANO PARKWAY
                             THE COLONY, TEXAS 75056

               ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 18, 2002

     The undersigned, revoking all proxies heretofore given, hereby appoints Shawn M. Preator and B. Keith Clark, or either of them, as proxies of the undersigned, with full power of substitution and resubstitution, to vote on behalf of the undersigned the shares of Pizza Inn, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Dallas time, on Wednesday, December 18, 2002, at the Company's corporate offices, 3551 Plano Parkway, The Colony, Texas 75056, and at all adjournments thereof, as fully as the undersigned would be entitled to vote if personally present, as specified on the reverse side of this card and on such other matters as may properly come before the meeting or any adjournments thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.